January 10, 2008

A NEW YEAR’S MESSAGE TO SHAREHOLDERS

At our annual meeting in October of 2006, I said that 2007 should be a very good year for 3DIcon, and it indeed was. We made significant breakthroughs in the development of our 3D technology. Our research team at the University of Oklahoma (OU) successfully created green light-emitting nano-sized (extremely small) crystals and embedded them into a projection medium. Building on the success of these results, the next steps include the development and incorporation of blue and red light-emitting nano-materials into the projection medium, with our ultimate goal being the creation of a full-color 3D image. This is an extraordinary and transitional moment in our history, for which we can be immensely proud.

The principal infrastructure achievements of the past year were:

•	The hiring of Vivek Bhaman as our president and chief operating officer

•
An expanded SRA relationship with the OU with its multiple long-term benefits of stability of staff assignments, the power to pursue multiple 3D technologies across many academic disciplines, and the opportunity for exclusive and focused work

•	Numerous research milestones realized and patents filed by OU, such as the successful completion of a swept-volume 3D product display and groundbreaking advances in our volumetric CSPACE™ display unit

•	A fortified board of directors by adding Lawrence Field and Victor Keen, two accomplished businessmen with public company experience

•	An SEC reporting company with multiple and timely regulatory filings

•	Listing on the Over The Counter Bulletin Board, opening the door to higher visibility and expanded funding possibilities

•	Additional financing through Golden Gate Investors and several others

•	A professional investor/public relations organization in Corporate Profile

•	Retention of Innovation Drive to identify and secure Federal research and development engagements

•	Pixel Precision™, our first product for the marketplace

•	An extended and expanded relationship with Concordia Financial Group

•	And, finally, a new, first-class website.

Incredible accomplishments for a small team in a mere 12 months, but it’s just the beginning. From my perspective, what’s far more significant than what we’ve achieved to date are the limitless opportunities that lie ahead.

REFLECTION

Before I address our current and future prospects, permit me to reminisce.

We’ve come a long way in two-and-a-half years.

We didn't start our active 3D pursuit until 2004, when we commissioned OU to survey the scientific literature to see if something like genuine 3D was even possible. It was in 2005 that the OU researchers told us it probably was but that it was all uncharted territory. We said, Let's go for it! And, so, we launched on July 15, 2005, a mere 30 months ago.

We are attempting to create a solid full-color 3D image. This is something that has never been done before. Thus, there is no template or textbook for us to follow. Some very experienced people have failed at this quest in the past, so we know the immensity of the challenge. Sometimes we are disappointed when a project or plan takes longer than anticipated, but there was no (and probably never will be any) guarantee. We’ve been fortunate to keep moving forward and to have achieved significant milestones in our research. We’ll lose some races, and others will be delayed or canceled, but we do not ever intend to give up. In my opinion, the rewards and benefits of success in this brand-new field will be monumental. Maybe I’m a bit naïve in saying this, but we’re on a mission, and we intend to complete it. With prayer, a little luck, and unceasing effort, we’ll make it.

CURRENTLY

We are pursuing three separate technological paths to achieve three-dimensional displays: (1) swept volume (mechanical), (2) volumetric (non-mechanical, and what we call CSPACE™), and (3) free-space (our longer-term but ultimate goal of simple and portable transmission and reception).

OUR CHALLENGE

If we are to be a major player in the coming communications revolution, we must take advantage of what we’ve accomplished and set in motion. We intend to accelerate our research efforts in 2008 in order to build on our significant achievements of 2007.

MY VIEWPOINT

If we continue to take the bold steps necessary to distinguish our company, we should anticipate many more good years.

By your being a shareholder, you are helping provide the answer to the question I often pose to outsiders: “We live in a 3D world. Why don’t we communicate that way?”

I hope to see you at our annual meeting on May 17.

Thank you for your support.

Martin Keating
Founder, Chairman, and CEO